EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Third-Quarter Results
Revenue Trajectory and Adjusted1 Operating Income Improve; Higher Input Costs and Market Headwinds Weigh on Full-Year Outlook

Financial Summary

Q3 2026
•Revenue of $1.87 billion, down 4.7 percent, or down 4.5 percent in constant currency1.
•GAAP net (loss)2 of $(1,015) million, or $(7.73) per share, down $255 million or $1.72 per share, year-over-year, respectively.
•Adjusted1 net income of $7 million, or $0.02 per share, down $20 million or $0.18 per share, year-over-year, respectively.
•Adjusted1 operating income of $124 million, up $59 million year-over-year.
•Adjusted1 operating margin of 6.6 percent, up 330 basis points year-over-year.
•Operating cash flow of $30 million, down $86 million year-over year.
•Free cash flow1 of $7 million, down $81 million year-over-year.

NORWALK, Conn., Oct. 29, 2026 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2026 third-quarter results.

“This quarter, Print equipment revenue grew and adjusted operating margin doubled as we continued to execute against our three priorities: stabilize revenue, increase profitability and reduce leverage,” said Louie Pastor, chief executive officer at Xerox. “We are seeing results in the areas where we have focused our execution, but the headwinds affecting our outlook have intensified, creating greater near-term pressure than we expected. As a result, we are lowering our full-year adjusted operating income and free cash flow guidance. We’re responding with actions and cost measures to mitigate these pressures, improve profitability, and preserve cash, including the suspension of our common and preferred dividends, while maintaining our focus on reducing debt.”

Progress Against Strategic Priorities

Q3 2026
•Double-digit equipment revenue growth in both Entry and Production
•Announced three new Production devices at PRINTING United Expo, as well as a partnership with Xeikon to enter the Packaging and Labels market
•$8 million non-cash debt reduction through our warrant program, retiring 2030 convertible notes
•Announced Exchange of $174 million in 5.50% 2028 Senior Notes for:
◦$121 million of 10.25% 2030 Senior Secured Notes
◦$9 million in equity

Third-Quarter Key Financial Results

(in millions, except per share data)	Q3 2026	Q3 2025	B/(W) YOY
Revenue	$1,868	$1,961	(4.7)% AC (4.5)% CC1
Gross Profit	$545	$445	$100
Gross Margin	29.2%	22.7%	650	bps
RD&E %	3.0%	3.8%	80	bps
SAG %	20.0%	24.3%	430	bps
Pre-Tax (Loss)	$(1,006)	$(300)	$(706)
Pre-Tax (Loss) Margin	(53.9)%	(15.3)%	NM
Gross Profit - Adjusted[1]	$551	$566	$(15)
Gross Margin - Adjusted[1]	29.5%	28.9%	60	bps
Operating Income - Adjusted[1]	$124	$65	$59
Operating Income Margin - Adjusted[1]	6.6%	3.3%	330	bps
GAAP Diluted (Loss) per Share[2]	$(7.73)	$(6.01)	$(1.72)
Diluted Earnings Per Share - Adjusted[1]	$0.02	$0.20	$(0.18)
Third-Quarter Segment Results

(in millions)	Q3 2026	Q3 2025	B/(W) YOY
Revenue
Print and Other	$1,688	$1,739	(2.9)%
IT Solutions	187	226	(17.3)%
Intersegment Elimination[3]	(7)	(4)	NM
Total Revenue	$1,868	$1,961	(4.7)%
Profit
Print and Other	$136	$64	112.5%
IT Solutions	8	18	(55.6)%
Corporate Other[4]	(20)	(17)	17.6%
Total Profit	$124	$65	90.8%
_____________
1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Third quarter 2026 includes an after-tax non-cash goodwill impairment charge of $955 million ($959 million pre-tax), or $6.87 per diluted share. Third quarter 2025 includes an inventory-related purchase accounting adjustment, related to the acquisition of Lexmark, of $85 million ($102 million pre-tax), or $0.67 per diluted share, as well as a tax expense charge of $467 million, or $3.69 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability.
3.Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
4.Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.

Updated 2026 Guidance
•Revenue: Approximately $7.6 billion
•Adjusted1,2 Operating Income: $450-475 million
•Free Cash Flow1,2: $50-100 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 EPS excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, Goodwill impairment charge, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above, except the tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as the remainder of Other expenses (income), net from pre-tax (loss) and margin.
•Constant currency1 (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow 1, which is operating cash flow less capital expenditures.
_____________
1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

2.Adjusted operating income guidance reflects a benefit from the recognition of a $105 million pre-tax IEEPA tariff receivable associated with the recent Supreme Court ruling on IEEPA tariffs. The benefit to free cash flow guidance, resulting from Xerox’s sale of the IEEPA tariff receivable to a third party, is $80 million.

Forward-Looking Statement
This presentation and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.
Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.
Media Contact:
Justin Capella, Xerox, Justin.Capella@xerox.com
Investor Contact:
Greg Stein, Xerox, Greg.Stein@xerox.com
Note:
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2026	2025	2026	2025
Revenues
Sales	$954	$993	$2,870	$2,215
Services, maintenance, rentals and other	914	968	2,766	2,779
Total Revenues	1,868	1,961	5,636	4,994
Costs and Expenses
Cost of sales	652	788	1,831	1,650
Cost of services, maintenance, rentals and other	671	728	2,023	2,022
Research, development and engineering expenses	56	74	187	159
Selling, administrative and general expenses	374	477	1,236	1,223
Goodwill impairment	959	—	959	—
Restructuring and related costs, net	14	59	82	68
Amortization of intangible assets	31	30	91	50
Divestitures	—	—	—	(4)
Non-financing interest expense	93	80	277	168
Other expenses (income), net	24	25	(2)	85
Total Costs and Expenses	2,874	2,261	6,684	5,421
(Loss) before Income Taxes(1)	(1,006)	(300)	(1,048)	(427)
Income tax expense	9	460	59	529
Net (Loss)	(1,015)	(760)	(1,107)	(956)
Less: Preferred stock dividends, net	(4)	(4)	(11)	(11)
Net (Loss) attributable to Common Shareholders	$(1,019)	$(764)	$(1,118)	$(967)

Basic (Loss) per Share	$(7.73)	$(6.01)	$(8.57)	$(7.67)
Diluted (Loss) per Share	$(7.73)	$(6.01)	$(8.57)	$(7.67)
__________
(1)Referred to as "Pre-tax (loss)" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net (Loss)	$(1,015)	$(760)	$(1,107)	$(956)

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(19)	(42)	(95)	292
Unrealized gains (losses), net	3	(2)	11	(8)
Changes in defined benefit plans, net	19	35	64	(42)
Other Comprehensive Income (Loss), Net	3	(9)	(20)	242

Comprehensive (Loss), Net	$(1,012)	$(769)	$(1,127)	$(714)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$412	$512
Accounts receivable, net	1,153	1,122
Billed portion of finance receivables, net	36	46
Finance receivables, net	438	510
Inventories	1,063	1,016
Other current assets	536	362
Total current assets	3,638	3,568
Finance receivables due after one year, net	735	846
Equipment on operating leases, net	272	299
Land, buildings and equipment, net	365	390
Intangible assets, net	827	921
Goodwill, net	1,273	2,222
Deferred tax assets	68	98
Other long-term assets	1,449	1,479
Total Assets	$8,627	$9,823
Liabilities and (Deficit) Equity
Short-term debt and current portion of long-term debt	$157	$231
Financing liability – tariff receivables monetization	81	—
Accounts payable	1,484	1,498
Accrued compensation and benefits costs	217	235
Accrued expenses and other current liabilities	1,262	1,258
Total current liabilities	3,201	3,222
Long-term debt	4,063	4,016
Pension and other benefit liabilities	989	1,068
Post-retirement medical benefits	146	159
Other long-term liabilities	681	685
Total Liabilities	9,080	9,150

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	133	128
Additional paid-in capital	1,212	1,183
Retained earnings	1,303	2,444
Accumulated other comprehensive (loss)	(3,331)	(3,311)
Xerox Holdings shareholders’ (deficit) equity	(683)	444
Noncontrolling interests	6	5
Total (Deficit) Equity	(677)	449
Total Liabilities and (Deficit) Equity	$8,627	$9,823

Shares of Common Stock Issued and Outstanding	132,694	128,044

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Cash Flows from Operating Activities
Net (Loss)	$(1,015)	$(760)	$(1,107)	$(956)

Adjustments to reconcile Net (loss) to Net cash provided by (used in) operating activities:
Depreciation and amortization	95	107	296	224
Provisions	13	19	49	67
Net (gain) loss on early extinguishment of debt	(5)	—	(100)	4
Inventory-related purchase accounting adjustment - noncash	—	102	—	102
Effective settlement of a pre-existing relationship between Lexmark and Xerox	—	(43)	—	(43)
Net (gain) loss on sales of businesses and assets	(1)	(1)	1	(6)
Divestitures	—	—	—	(4)
Stock-based compensation	11	7	29	33
Goodwill impairment	959	—	959	—
Restructuring and asset impairment charges	13	59	78	69
Payments for restructurings	(20)	(8)	(60)	(41)
Non-service retirement-related costs	21	20	63	57
Contributions to retirement plans	(46)	(56)	(118)	(123)
Decrease (increase) in accounts receivable and billed portion of finance receivables	34	3	(52)	(41)
(Increase) decrease in inventories	(37)	37	(97)	(123)
Increase in equipment on operating leases	(25)	(36)	(92)	(88)
(Increase) decrease in finance receivables	(5)	126	152	338
Decrease (increase) in other current and long-term assets	42	(12)	(78)	4
Increase (decrease) in accounts payable	30	(21)	—	4
(Decrease) increase in accrued compensation	(28)	12	(10)	(39)
(Decrease) increase in other current and long-term liabilities	(7)	98	(1)	58
Net change in income tax assets and liabilities	(1)	444	5	479
Other operating, net	2	19	6	41
Net cash provided by (used in) operating activities	30	116	(77)	16
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(23)	(28)	(70)	(67)
Proceeds from sales of businesses and assets	2	26	10	56
Acquisitions, net of cash acquired	—	(675)	19	(674)
Other investing, net	(3)	(5)	(16)	(9)
Net cash used in investing activities	(24)	(682)	(57)	(694)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(2)	124	68	670
Tariff monetization financing, net	(14)	—	66	—
Dividends	(8)	(7)	(24)	(65)
Other financing, net	(3)	1	(9)	(28)
Net cash (used in) provided by financing activities	(27)	118	101	577
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(2)	(2)	5
Decrease in cash, cash equivalents and restricted cash	(22)	(450)	(35)	(96)
Cash, cash equivalents and restricted cash at beginning of period	552	985	565	631
Cash, Cash Equivalents and Restricted Cash at End of Period	$530	$535	$530	$535

Third Quarter 2026 Overview
In the third quarter of 2026, overall market trends remained stable compared to the prior year, with demand broadly consistent with recent quarters. Despite a difficult backdrop, we continue to make progress on our three priorities - stabilize revenue, increase profitability, and reduce leverage.
Third quarter 2026 reflects the continued benefits of the Lexmark acquisition and Xerox's transformation efforts. Revenue declines moderated by 180 basis points sequentially on a pro forma1 basis. Adjusted2 operating income margins expanded year-over-year for the third consecutive quarter, driven by integration synergies, cost discipline, and an increasingly unified operating model. These gains are complemented by new product launches under the unified Xerox brand, growing partner validation, and a more focused go-to-market approach which is collectively positioning the company for continued operational and financial improvement. We also reduced leverage further in the quarter.
Equipment sales revenue of $393 million in the third quarter 2026 increased 2.6% in actual currency and 2.9% in constant currency2, compared to the third quarter 2025. Total equipment installations increased 9.0% driven by growth in Entry and High-end categories.
Post sale revenue of $1,295 million in the third quarter 2026 decreased 4.5% in actual currency and 4.4% in constant currency2, compared to the third quarter 2025. The decline in constant currency2 primarily reflects lower equipment service revenue and managed print services, as well as lower supplies and rental revenue. Post sale revenue was also adversely impacted by a decline in financing revenue reflecting the continued sales of finance receivables to our various funding affiliates and lower originations.
IT Solutions revenue of $180 million in the third quarter 2026 declined 18.9% in actual currency and 18.5% in constant currency2, compared to the third quarter 2025. The decrease primarily reflects the timing of large prior-year public sector product placements.
Pre-tax (loss) of $(1,006) million for the third quarter 2026 decreased by $706 million compared to a pre-tax (loss) of $(300) million in the third quarter 2025. Third quarter 2026 includes a pre-tax, non-cash goodwill impairment charge of $959 million ($955 million after-tax) or $6.87 per share. During the third quarter 2026, we lowered our future projections for the Print and Other reporting unit due to continued macro uncertainty and sustained memory price increases. These factors, and their resulting effect on discounted future cash flows, reduced the valuation of the Print and Other segment, resulting in a goodwill impairment charge in the third quarter 2026. Pre-tax (loss) margin of (53.9)% decreased by 38.6-percentage points compared to third quarter 2025 pre-tax (loss) margin of (15.3)%. The decrease in the third quarter 2026 pre-tax (loss) margin was primarily driven by the goodwill impairment charge as well as lower revenue, excluding a licensing agreement, and higher non-financing interest expense. These impacts were partially offset by higher gross profit, including a favorable impact resulting from the prior year purchase accounting adjustment related to the Lexmark acquisition, benefits from Transformation-related cost and productivity actions, and lower tariff-related costs. The improvement also reflected lower Selling, administrative and general expenses, primarily due to Transformation-related cost and productivity actions, lower incentive compensation expense and lower bad debt expense, as well as lower Restructuring and related costs, net, and Research, development and engineering expenses, reflecting Transformation-related cost and productivity actions.
Third quarter 2026 adjusted2 operating income margin of 6.6% increased by 3.3-percentage points compared to third quarter 2025. The increase reflects higher gross profit and lower Selling, administrative and general expenses, both of which are attributable to the factors discussed above. These benefits were partially offset by lower revenue and product cost increases.
For full-year 2026, we expect revenue of approximately $7.6 billion, adjusted2 operating income in the range of $450 million to $475 million, down from $555 million to $605 million, and free cash flow2 of approximately $50 to $100 million, down from $250 million. Updated adjusted2 operating income guidance reflects higher than expected input costs, mix shift from Mid-range to Entry, a weaker market outlook, and lower than expected IT Solutions profit. Updated free cash flow2 guidance reflects lower adjusted2 operating income and lower than expected finance receivable and IEEPA tariff receivable proceeds, as some of these benefits get pushed out to 2027. In October 2026, we announced the exchange of $174 million aggregate principal amount of 5.50% Senior Notes due 2028 for $121 million aggregate principal amount of 10.25% Senior Secured Notes due 2030 and $9 million of equity.
__________
(1)To better understand the trends in our business, comparisons of third quarter 2026 results to third quarter 2025 reflect Xerox’s reported results for both periods. Comparisons of second quarter 2026 results to second quarter 2025 are based on pro forma second quarter 2025 results, which include the estimated results of Lexmark for the period from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Financial Review
Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2026	2025	% Change	CC % Change	2026	2025
Equipment sales	$393	$383	2.6%	2.9%	21%	20%
Post sale revenue(1)	1,295	1,356	(4.5)%	(4.4)%	69%	69%
IT Solutions(2)	180	222	(18.9)%	(18.5)%	10%	11%
Total Revenue	$1,868	$1,961	(4.7)%	(4.5)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss):
Equipment sales	$393	$383	2.6%	2.9%
Supplies, paper and other sales(1)	434	445	(2.5)%	(2.9)%
IT Products(2)	127	165	(23.0)%	(22.4)%
Sales	$954	$993	(3.9)%	(3.9)%

Services, maintenance, rentals and other(1)	$806	$840	(4.0)%	(3.6)%
Xerox Financial Services(1)	55	71	(22.5)%	(22.5)%
IT Services(2)	53	57	(7.0)%	(7.0)%
Services, maintenance, rentals and other	$914	$968	(5.6)%	(5.2)%

Segments(3)
Print and Other	$1,688	$1,739	(2.9)%	(2.8)%	90%	89%
IT Solutions	187	226	(17.3)%	(16.8)%	10%	11%
Intersegment elimination (4)	(7)	(4)	NM	NM	—%	—%
Total Revenue	$1,868	$1,961	(4.7)%	(4.5)%	100%	100%

__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Post sale revenue includes Supplies, paper and other sales, Service, maintenance, rentals and other, and Xerox Financial Services. Refer to Reportable Segments - Print and Other, for further information.
(2)IT Solutions includes IT Products and IT Services provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions, for further information.
(3)Refer to Appendix II, Reportable Segments, for definitions.
(4)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2026	2025	B/(W)
Gross Profit	$545	$445	$100
RD&E	56	74	18
SAG	374	477	103

Equipment Gross Margin	5.0%	26.1%	(21.1)	pts.
Post sale Gross Margin	35.6%	21.8%	13.8	pts.
Total Gross Margin	29.2%	22.7%	6.5	pts.
RD&E as a % of Revenue	3.0%	3.8%	0.8	pts.
SAG as a % of Revenue	20.0%	24.3%	4.3	pts.

Pre-tax (Loss)(1)	$(1,006)	$(300)	$(706)
Pre-tax (Loss) Margin(1)	(53.9)%	(15.3)%	(38.6)	pts.

Adjusted(2) Operating Income	$124	$65	$59
Adjusted(2) Operating Income Margin	6.6%	3.3%	3.3	pts.
_____________
(1)Third quarter 2026 pre-tax (loss) includes a pre-tax non-cash Goodwill impairment charge of $959 million ($955 million after-tax).
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measures.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2026	2025
Interest income	$(2)	$(3)
Non-service retirement-related costs	21	20
Currency losses, net	7	5
(Gain) on the early extinguishment of debt	(5)	—
All other expenses, net	3	3
Other expenses, net	$24	$25

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended September 30,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2026
Revenues	$1,688	$187	$1,875	$(7)	$—	$1,868
% of Total Revenue	90%	10%	100%
Segment Profit	$136	$8	$144		$(20)	$124
Segment Margin(3)	8.1%	4.4%				6.6%

2025
Revenues	$1,739	$226	$1,965	$(4)	$—	$1,961
% of Total Revenue	88%	12%	100%
Segment Profit	$64	$18	$82	—	$(17)	$65
Segment Margin(3)	3.7%	8.1%				3.3%
_____________
(1)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue. IT Solutions segment margin is net of Intersegment Elimination.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies and services as well as financing and technology-related offerings, digital and print-related software products and services. This segment also includes our recent Lexmark Acquisition, and Xerox Financial Services. In addition to direct sales and end-user customers, we utilize distributors and resellers to sell our equipment, supplies, parts, and maintenance services to end-user customers. Refer to Appendix II, Reportable Segments, for definitions.
Revenue

	Three Months Ended September 30,
(in millions)	2026	2025	% Change	CC % Change
Equipment sales	$393	$383	2.6%	2.9%

Supplies, paper and other sales	434	445	(2.5)%	(2.9)%
Services, maintenance, rentals and other	806	840	(4.0)%	(3.6)%
Xerox Financial Services	55	71	(22.5)%	(22.5)%
Post sale revenue	1,295	1,356	(4.5)%	(4.4)%

Total Print and Other Revenue	$1,688	$1,739	(2.9)%	(2.8)%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.

Detail by product group is shown below.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2026	2025	% Change	CC % Change	2026	2025
Entry	$156	$129	20.9%	20.9%	40%	34%
Mid-range	151	178	(15.2)%	(15.2)%	38%	46%
High-end	81	71	14.1%	15.5%	21%	19%
Other	5	5	—%	—%	1%	1%
Equipment Sales (1),(2)	$393	$383	2.6%	2.9%	100%	100%
_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.
(2)Installs were recast in the second quarter of 2026 and prior to align with the change in go-to-market strategy.

IT Solutions
The IT Solutions segment provides clients of all sizes integrated IT infrastructure solutions, delivering business outcomes through its suite of Device Lifecycle Solutions, and Managed IT Services. The IT Solutions business leverages its professional services and engineering capabilities, along with an extensive partner ecosystem to design, develop and deliver comprehensive Network and Security Solutions, and Infrastructure and Cloud Solutions. This segment provides services to clients in the U.S., Canada, the U.K., and Western Europe. Refer to Appendix II, Reportable Segments, for definitions.
Revenue

	Three Months Ended September 30,
(in millions)	2026	2025	% Change	CC % Change
IT Products(1)	$127	$165	(23.0)%	(22.4)%
IT Services(2)	53	57	(7.0)%	(7.0)%
Intersegment revenue (3)	7	4	NM	NM
Total IT Solutions	$187	$226	(17.3)%	(16.8)%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(2)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(3)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.

Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Transformation; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the third quarter 2026 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our Transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expense (income), net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which are related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude the following items, when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Inventory-related impact - exit of certain production print manufacturing operations
•Goodwill impairment
•(Gain) on early extinguishment of debt
•Transformation-related costs
•Lexmark - settlement of pre-existing employment agreements
•Lexmark - inventory-related purchase accounting adjustment
•Lexmark - fixed asset-related purchase accounting adjustment
•Deferred tax asset valuation allowance
•PARC Donation Income Tax
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude Non-financing interest expense and the remaining amounts included in Other expenses (income), net, which include certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other, as well as fixed asset-related purchase accounting adjustments related to the recent acquisition of Lexmark.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to repurchase debt, fund acquisitions, and pay dividends.

Adjusted Net Income and EPS reconciliation

	Three Months Ended September 30,
	2026		2025
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$(1,015)	$(7.73)	$(760)	$(6.01)
Adjustments:
Goodwill Impairment	959		—
Inventory-related impact - exit of certain production print manufacturing operations	—		3
Restructuring and related costs, net	14		59
Amortization of intangible assets	31		30
(Gain) on early extinguishment of debt	(5)		—
Non-service retirement-related costs	21		20
Transformation-related costs(2)	3		3
Transaction and related costs, net	—		23
Lexmark - settlement of pre-existing employment agreements	—		24
Lexmark - inventory-related purchase accounting adjustment(3)	—		102
Lexmark - fixed asset-related purchase accounting adjustment	6		16
Deferred tax asset valuation allowance(4)	—		467
PARC Donation Income Tax	—		11
Income tax on adjustments(4)	(7)		29
Adjusted	$7	$0.02	$27	$0.20

Tax effects associated with U.S. and U.K. losses (5)	6		(46)
Normalized Adjusted	$13	$0.06	$(19)	$(0.18)

Dividends on preferred stock used in adjusted EPS calculation(6)		$4		$4

Weighted average shares for adjusted EPS(6)		139		129
Fully diluted shares at end of period(7)		140
_____________
(1)Net (Loss) and (Loss) per Share. Third quarter 2026 Net (Loss) and Diluted (Loss) per share included a pre-tax non-cash Goodwill impairment charge of $959 million ($955 million after-tax), or $6.87 per diluted share. Third quarter 2025 Net (Loss) and Diluted (Loss) per Share include an inventory-related purchase accounting adjustment, related to the recent acquisition of Lexmark, of $85 million ($102 million pre-tax) or $0.67 per diluted share. In addition, third quarter 2025 includes a tax expense charge of $467 million, or $3.68 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability.
(2)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(3)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.
(4) Refer to Adjusted Effective Tax Rate reconciliation.
(5)Normalized adjusted net income includes tax benefit (expense) of $6 million and $(46) million, for the third quarter 2026 and 2025, respectively, which are not included in adjusted earnings. This represents the tax effects associated with pre-tax (losses) generated in U.S. and UK entities subject to full valuation allowances.
(6)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(7)Reflects common shares outstanding on September 30, 2026 and shares granted under stock-based compensation programs, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the third quarter 2026. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, warrants and convertible notes, all of which were anti-dilutive for the third quarter 2026.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended September 30,
	2026			2025
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss)	Income Tax Expense (Benefit)	Effective Tax Rate
Reported(1)	$(1,006)	$9	(0.9)%	$(300)	$460	(153.3)%
Goodwill impairment	959	4		—	—
Income tax on PARC donation(2)	—	—		—	(11)
Deferred tax asset valuation allowance	—	—		—	(467)
Non-GAAP adjustments(2)	70	3		280	(29)
Adjusted	$23	$16	69.6%	$(20)	$(47)	235.0%
___________
(1)Pre-tax (loss) and income tax expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended September 30,
	2026			2025
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(1,015)	$1,868		$(760)	$1,961
Income tax expense	9			460
Pre-tax (loss) and Revenue	$(1,006)	$1,868	(53.9)%	$(300)	$1,961	(15.3)%
Adjustments:
Goodwill Impairment	959			—
Inventory-related impact - exit of certain production print manufacturing operations	—			3
Lexmark - inventory-related purchase accounting adjustment	—			102
Lexmark - fixed asset-related purchase accounting adjustment	6			16
Restructuring and related costs, net	14			59
Amortization of intangible assets	31			30
Transformation-related costs(2)	3			3
Transaction and related costs, net	—			47
Non-financing interest expense(3)	93			80
Other expenses, net	24			25
Adjusted	$124	$1,868	6.6%	$65	$1,961	3.3%
_____________
(1)Net (Loss) and Revenue.
(2)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(3)Reflects interest expense primarily related to the funding from the Joint Venture Financing arrangement entered into with TPG in the first quarter of 2026.

Adjusted Gross Profit and Margin

	Three Months Ended September 30,
(in millions)	2026		2025
Revenue(1)	$1,868		$1,961
Cost of revenue (1)	(1,323)		(1,516)
Gross Profit and Margin	545	29.2%	445	22.7%

Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	—		3
Lexmark - inventory-related purchase accounting adjustment(2)	—		102
Lexmark - fixed asset-related purchase accounting adjustment	6		16
Adjusted Gross Profit and Margin	$551	29.5%	$566	28.9%
_____________
(1)Total Revenues and cost of revenues
(2)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.
Free Cash Flow reconciliation

	Three Months Ended September 30,
(in millions)	2026	2025
Reported(1)	$30	$116
Capital expenditures	(23)	(28)
Free Cash Flow	$7	$88
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income

(in millions)	Fiscal Year 2026
Estimated Pre-tax (loss)	~ $(195)
Adjustments:
Restructuring and related costs, net	90
Amortization of intangible assets	120
Non-financing interest expense, net	365
Other expenses, net(1)	80
Estimated Adjusted Operating Income(2)	~ $450 - $475
_____________
(1)Other expenses, net includes approximately $100 million of gain on the early extinguishment of debt and approximately $85 million of non-service retirement-related costs.
(2)Estimated adjusted operating income reflects the adjusted operating income guidance midpoint of approximately $460 million.

Free Cash Flow

(in millions)	Fiscal Year 2026
Estimated Net cash provided by operating activities	~$145 - $195
Capital expenditures	(95)
Estimated Free Cash Flow	~$50 - $100

APPENDIX I
Xerox Holdings Corporation
(Loss) per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Basic (Loss) per Share:
Net (Loss)	$(1,015)	$(760)	$(1,107)	$(956)
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net (loss) available to common shareholders	$(1,019)	$(764)	$(1,118)	$(967)
Weighted average common shares outstanding	131,645	126,918	130,408	126,003

Basic (Loss) per Share	$(7.73)	$(6.01)	$(8.57)	$(7.67)

Diluted (Loss) per Share:
Net (Loss)	$(1,015)	$(760)	$(1,107)	$(956)
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net (loss) available to common shareholders	$(1,019)	$(764)	$(1,118)	$(967)
Weighted average common shares outstanding	131,645	126,918	130,408	126,003
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	—	—	—
Convertible preferred stock	—	—	—	—
Warrants	—	—	—	—
Convertible Notes	—	—	—	—
Adjusted weighted average common shares outstanding	131,645	126,918	130,408	126,003

Diluted (Loss) per Share	$(7.73)	$(6.01)	$(8.57)	$(7.67)

The following securities were not included in the computation of diluted (loss) per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	73	132	73	132
Restricted stock and performance shares	27,737	14,992	27,737	14,992
Convertible preferred stock	6,742	6,742	6,742	6,742
Warrants	81,412	—	81,412	—
Convertible Notes	18,793	19,196	18,793	19,196
Total Anti-Dilutive Securities	134,757	41,062	134,757	41,062

Dividends per Common Share	$0.025	$0.025	$0.075	$0.175

APPENDIX II
Xerox Holdings Corporation
Reportable Segments

Our reportable segments - Print and Other and IT Solutions - are aligned to how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies and are consistent with how we manage the business and view the markets we serve.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as associated financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. In addition, the segment includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services, which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products.
The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers.
Our IT Solutions segment provides clients of all sizes integrated IT infrastructure solutions, delivering business outcomes through its suite of Device Lifecycle Solutions, and Managed IT Services. The IT Solutions business leverages its professional services and engineering capabilities, along with an extensive partner ecosystem to design, develop and deliver comprehensive Network and Security Solutions, and Infrastructure and Cloud Solutions. This segment provides services to clients in the U.S., Canada, the U.K., and Western Europe.